Exhibit 99.1

For immediate release:

Redding Bank of Commerce™ Announces Addition of Blake W. Pelletier, Senior Vice President – Chief Information Officer

REDDING, California, August 12, 2013 / PR Newswire — Patrick J. Moty, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ:BOCH), a $956.6 million bank holding company and parent company of Redding Bank of Commerce™, today proudly announced the addition of Blake W. Pelletier to Redding Bank of Commerce as Senior Vice President – Chief Information Officer.

“We are very pleased to welcome Mr. Pelletier to our information technology team at Redding Bank of Commerce. We believe that Mr. Pelletier will prove to be a valuable asset to our Company.” said Patrick J. Moty, President and Chief Executive Officer.

Mr. Pelletier has many years of experience in information technology, most recently as the Senior Vice President and Chief Information Officer of First California Bank in Westlake Village, California. He holds a Bachelor of Science in Business Administration from Saint Mary’s College of California and a Masters of Computer Science in Information Technology from Ashwood University.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Patrick J. Moty, President and Chief Executive Officer

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959